Exhibit 1

CONSENT AND AGREEMENT TO JOINT FILING

Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of the undersigned persons does hereby consent to and agree to jointly file with the Securities and Exchange Commission a Schedule 13D on behalf of each of them with respect to their beneficial ownership of common stock, par value $0.001 per share, of Kronos Advanced Technologies, Inc., and any future amendments thereto as may be required from time to time.

Dated: June 29, 2007

AIRWORKS FUNDING LLLP

By: Compass Partners, L.L.C., its General Partner

By: _/s/ Richard Perlman__________
Name: Richard Perlman
Title: President

COMPASS PARTNERS, L.L.C.

By: _/s/ Richard Perlman__________
Name: Richard Perlman
Title: President

RICHARD PERLMAN

_/s/ Richard Perlman__________